EXHIBIT 99.1

BJ's Restaurants Wins Gold Medal at the Great American Beer Festival

HUNTINGTON BEACH, Calif., Sept. 28, 2010 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) is pleased to announce that the Company earned a gold medal award for one of the Company's proprietary craft beers at the Great American Beer Festival (GABF) in Denver, Colorado on September 16-18, 2010.

The gold medal was awarded in the German-Style Wheat Ale category for a lighter version of the popular BJ's Harvest Hefeweizen called "BJ's Hefelightzen." This award brings BJ's total gold medal count at the GABF to 12 since the Company's first year of GABF participation in 1996, with a total of 27 GABF medals earned overall.

"We are very proud to receive this recognition from craft beer industry professionals at GABF," said Alex Puchner, Senior Vice President of Brewery Operations. "We have an outstanding craft brewing tradition at BJ's and we constantly strive to produce unique, world-class craft beers for our guests. It is especially pleasing to win a gold medal for a light beer in the same year that we introduced BJ's LightSwitch Lager, a handcrafted light beer which is proving to be extremely popular with our guests."

BJ's Restaurants, Inc. currently owns and operates 100 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (50), Texas (19), Arizona (6), Colorado (4), Oregon (2), Nevada (4), Florida (6), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.   Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

CONTACT:  BJ's Restaurants, Inc.
          Matt Hood
          (714) 500-2400